Exhibit 99.1

Oxford Immunotec Reports First Quarter 2019 Financial Results

●	First quarter revenue of $14.8 million, an increase of 27% compared to prior year period
●	Gross margins expanded 360bps to 71.4%
●	86% reduction in net loss to $1.5m

OXFORD, United Kingdom and MARLBOROUGH, Mass., May 9, 2019 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD) (the “Company”), a global, high-growth diagnostics company, today announced first quarter 2019 financial results.

“The Company got off to a strong start in 2019 with robust growth in all geographies and continued execution on our strategic priorities” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. “As we repurpose the Company around our more focused business model, we are starting to see the emergence of higher growth, and improving profitability metrics.”

By revenue type, total revenues were, in millions:

	Three Months Ended March 31,
	2019	2018	Percent Change

Product	$13.8	$10.1	37%
Service	1.0	1.6	(39)%
Total Revenue	$14.8	$11.7	27%

By geography, total revenues were, in millions:

	Three Months Ended March 31,
			Percent Change
	2019	2018	As Reported(1)	Constant Currency (2)

United States	$5.5	$3.7	50%	50%
Europe & ROW	2.8	2.2	24%	32%
Asia	6.5	5.8	13%	15%
Total Revenue	$14.8	$11.7	27%	29%

(1) Oxford Immunotec completed its sale of the Company’s U.S. laboratory services business on November 6, 2018. As such, Total Revenue, Product Revenue, and United States Revenue for the three months ended March 31, 2019 and March 31, 2018 are not fully comparable. Total Revenue, Product Revenue, and United States Revenue for the three months ended March 31, 2018 include sales to our former U.S. laboratory services business at our intercompany transfer price that were formerly eliminated in consolidation. Total Revenue, Product Revenue, and United States Revenue for the three months ended March 31, 2019 include revenue from T-SPOT®.TB test kits and related accessories sold to Quest Diagnostics under the terms of a long-term supply agreement.

(2) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

First Quarter 2019 Financial Results

Revenue for the first quarter of 2019 was $14.8 million, representing a 27% increase from first quarter 2018 revenue of $11.7 million. On a constant currency basis, revenue increased 29% versus the prior year period.

2019 first quarter product revenue was $13.8 million, representing a 37% increase from product revenue of $10.1 million in the first quarter of 2018. The increase was primarily attributable to higher revenue in all geographical regions. Service revenue for the first quarter of 2019 was $0.9 million, a 39% decrease from 2018 first quarter service revenue of $1.6 million. The decrease in service revenue resulted from the company’s exit from the blood donor screening business, partially offset by growth in tuberculosis testing volumes at our U.K. Oxford Diagnostic Laboratories.

United States revenue was $5.5 million in the first quarter of 2019, representing a 50% increase from revenue of $3.7 million in the prior year period. The increase was due to increased tuberculosis testing volumes and a higher selling price compared to the intercompany transfer price utilitised for the prior year period; offset by a decline in revenue from the Company’s exit from the blood donor screening business.

Europe & rest of world, or Europe & ROW, revenue was $2.8 million in the first quarter of 2019, representing a 24% increase compared to the first quarter of 2018. On a constant currency basis, Europe & ROW increased 32% versus the first quarter of 2018. The increase was driven by strong tuberculosis revenue growth in the U.K., continental European markets and countries outside of Europe.

Asia revenue was $6.5 million in the first quarter of 2019, representing an increase of 13% compared to 2018 first quarter revenue of $5.7 million. On a constant currency basis, Asia revenue increased 15% versus the first quarter of 2018. The increase was due primarily to growth in revenues in China and other Asian countries.

Gross profit for the first quarter of 2019 was $10.6 million, an increase of approximately $2.6 million from gross profit of $7.9 million in the same period of 2018. Gross margin was 71.4%, an increase of 360 basis points from gross margin of 67.8% in the first quarter of 2018. The first quarter 2019 gross margin improvement was driven by the Company’s exit from the blood donor screening business, the change in pricing from the intercompany transfer price in the prior year period, as well as from operational improvements.

Operating expenses were $13.9 million in the first quarter of 2019, a decrease of approximately $1.4 million compared to $15.3 million in the first quarter of 2018.

Net loss for the first quarter of 2019 was $1.5 million, or $0.06 per share, compared to $10.3 million, or $0.40 per share, in the first quarter of 2018. Net loss per share was based on 26,515,871 and 25,718,910 weighted average ordinary shares outstanding for the first quarters of 2019 and 2018, respectively.

EBITDA for the first quarter of 2019 was $(3.8) million compared to $(7.2) million in the first quarter of 2018. Adjusted EBITDA was $(2.3) million for the first quarter of 2019 compared to $(5.4) million in the same period in 2018. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Business Outlook

For full year 2019, the Company continues to expect revenue of between $69 and $72 million. Based off the mid-point of this annual revenue guidance range, the company expects 27 to 28% of full year revenues to fall in the second quarter.

Conference Call

Oxford Immunotec will host a conference call on Thursday, May 9, 2019 at 8:00 a.m. Eastern Daylight Time to discuss its first quarter 2019 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 6687808 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary assays for immunology and infectious disease. The Company's T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received  pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT, the Oxford Immunotec logo, ODL, and the Oxford Diagnostic Laboratories logo are trademarks of Oxford Immunotec Limited. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this release are forward-looking statements. This includes statements about Oxford Immunotec's anticipated plans and objectives, future performance and revenues, financial condition, prospects for sales of its products, growth, strategies, expectations and objectives of management. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements contained in this release reflect Oxford Immunotec's current expectations and are subject to risks and uncertainties. Actual results may differ materially from those projected or implied by forward-looking statements. Other factors that could adversely affect Oxford Immunotec's business and prospects are described under the "Risk Factors" section in its filings with the Securities and Exchange Commission ("SEC"). Oxford Immunotec's SEC filings are available for free by visiting the investor section of its website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. Investors should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. Oxford Immunotec does not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media and Investor Inquiries:

Matt McLaughlin

Chief Financial Officer

Oxford Immunotec

Tel: +1 (508) 573-9953

mtmclaughlin@oxfordimmunotec.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended March 31,
(in thousands, except share and per share data)	2019	2018
Revenue:
Product	$13,841	$10,129
Service	948	1,550
Total revenue	14,789	11,679
Cost of revenue:
Product	3,915	2,652
Service	313	1,107
Total cost of revenue	4,228	3,759
Gross profit	10,561	7,920
Operating expenses:
Research and development	2,324	2,366
Sales and marketing	6,279	7,151
General and administrative	5,208	5,560
Settlement expense	99	207
Total operating expenses	13,910	15,284
Operating loss from continuing operations	(3,349)	(7,364)
Other expense:
Interest income (expense), net	1,200	(604)
Foreign exchange losses	(884)	(103)
Other expense	—	(52)
Loss from continuing operations before income taxes	(3,033)	(8,123)
Income tax benefit (expense) from continuing operations	1,537	(63)
Loss from continuing operations	(1,496)	(8,186)
Discontinued operations:
Loss from discontinued operations before income taxes	—	(2,140)
Income tax expense	—	—
Loss from discontinued operations	—	(2,140)
Net loss	$(1,496)	$(10,326)
Net loss per ordinary share—basic and diluted:
Loss from continuing operations	$(0.06)	$(0.32)
Loss from discontinued operations	—	(0.08)
Net loss	$(0.06)	$(0.40)

Weighted-average shares used to compute net loss per ordinary share—basic and diluted	26,515,871	25,718,910

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended March 31,
(in thousands)	2019	2018
Net loss	$(1,496)	$(10,326)
Loss from discontinued operations	—	(2,140)
Loss from continuing operations	(1,496)	(8,186)
Income tax (benefit) expense	(1,537)	63
Interest (income) expense, net	(1,200)	464
Depreciation and amortization expense	470	341
Accretion and amortization of loan fees	—	140
EBITDA	(3,763)	(7,178)

Reconciling items:
Share-based compensation expense	845	1,760
Unrealized exchange losses (gains)	549	(159)
Settlement expense	99	207
Adjusted EBITDA	$(2,270)	$(5,370)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	March 31,	December 31,
(in thousands, except share and per share data)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$189,518	$192,844
Accounts receivable, net	10,153	9,158
Other receivable	4,562	4,500
Inventory, net	9,944	7,767
Prepaid expenses and other assets	4,038	2,511
Total current assets	218,215	216,780
Restricted cash, non-current	100	100
Other receivable	4,500	4,500
Property and equipment, net	7,066	7,144
Operating lease right-of-use assets	7,223	—
Goodwill	2,483	2,483
Other intangible assets, net	56	61
Deferred tax asset	1,667	1,052
Total assets	$241,310	$232,120

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,115	$2,801
Accrued liabilities	9,377	10,891
Current portion of operating lease liability	484	—
Settlement liability	4,130	4,106
Deferred income	213	125
Current portion of loans payable	—	85
Total current liabilities	17,319	18,008
Long-term portion of operating lease liability	7,782	—
Long-term portion of loans payable	30	106
Total liabilities	25,131	18,114

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 38,978,604 shares authorized at March 31, 2019 and December 31, 2018, and 26,623,057 and 26,439,334 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	278	276
Additional paid-in capital	305,515	303,015
Accumulated deficit	(82,258)	(80,762)
Accumulated other comprehensive loss	(7,356)	(8,523)
Total shareholders’ equity	216,179	214,006
Total liabilities and shareholders’ equity	$241,310	$232,120